Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Enzo Biochem, Inc. on Amendment No. 2 to Form S-3 (File No. 333-271911) to be filed on or about June 16, 2023 of our reports dated October 14, 2022 on our audits of the financial statements and financial statement schedule as of July 31, 2022 and 2021 and for each of the years in the three-year period ended July 31, 2022, and the effectiveness of Enzo Biochem Inc.’s internal control over financial reporting as of July 31, 2022, which reports were included in the Annual Report on Form 10-K filed October 14, 2022. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

June 16, 2023